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                                                                      EXHIBIT 99

                [LETTERHEAD OF PHYSICIAN SUPPORT SYSTEMS, INC.]

FOR IMMEDIATE RELEASE
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                                        Contact:
                                        David S. Geller
                                        Senior Vice President
                                        Chief Financial Officer
                                        Physician Support Systems, Inc.
                                        (717) 653-5340

                                        Noonan/Russo Communications, Inc.
                                        (212) 696-4455
                                        Susan Noonan (investors) ext. 203
                                        Michelle Helm (media) ext. 225
                                        E-mail: news@noonanrusso.com


                PHYSICIAN SUPPORT SYSTEMS ANNOUNCES ACQUISITION
                  OF PHYSERV SOLUTIONS, INC. AND COMMENTS ON
                        OUTLOOK FOR FOURTH QUARTER 1996

Mt. Joy, PA--February 6, 1997--Physician Support Systems, Inc. (Nasdaq: PHSS) today announced the acquisition of PhyServ Solutions, Inc. ("PhyServ"), based in Jackson, Michigan. PhyServ provides accounts receivable and business management services to anesthesiologists in 23 states. PhyServ is generally recognized for its proprietary software, which has been designed to optimize the physician's income and provide physicians with a broad range of sophisticated reports. The Company is also known for its processing efficiencies and for its customer service. PhyServ had 1996 revenues of approximately $7 million.

Separately, PHSS announced that based upon a preliminary review of results for the fourth quarter of 1996, the Company expects to report total revenue of approximately $21,000,000 for the quarter ended December 31, 1996 and $74,000,000 for the year ended December 31, 1996. These amounts compare to $13,711,000 and $58,846,000 for the respective periods in the prior year. Net income before merger costs and restructuring charges for the quarter ended December 31, 1996 is expected to be approximately breakeven. This compares to a pro forma net loss per share of $(0.35) for the quarter ended December 31, 1995 and $(0.19) for the year ended December 31, 1995. All amounts included herein are restated for the Company's 1996 acquisitions of Synergistic Systems, Inc. ("SSI"), EE&C Financial Services, Inc. ("EE&C"), and Revenue Production Management, Inc. ("RPM") that were accounted for as poolings of interests. While substantially improved over the prior year, these results are well below Company goals due to specific reasons that the Company is aggressively addressing.

The primary reasons for the lower than expected earnings were operating losses at the Company's Spring Anesthesia Group ("Spring") and Health Services, Inc. ("HSI") subsidiaries, both of which are being addressed. The Company had previously announced operating inefficiencies at Spring. Despite progress over the summer and early fall, conditions deteriorated significantly in the fourth quarter. The Company is in the process of evaluating the recoverability of certain intangible assets at Spring for possible impairment which could lead to a subsequent write-off. The Company believes that the acquisition of PhyServ Solutions, which, like Spring, serves only anesthesiologists, but does so on a profitable basis, will be a solution to the ongoing problems at Spring. The management of PhyServ is being put in charge of Spring in order to assure its successful assimilation into a profitable, national approach to the anesthesia market that is unified in terms of operations, technology, and marketing.

                                    -more-

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The second subsidiary contributing to the earnings shortfall, HSI, is located in
Trenton, New Jersey. This facility is in the process of being closed. Acquired in September 1996 in conjunction with a larger acquisition and accounted for as a purchase, HSI had been strategically located for competitive reasons in southern New Jersey. The acquisition of another business in that area by PSS in December 1996 has rendered that office redundant and the decision was made to close the office and transfer the processing to existing, lower cost facilities with far greater operating efficiencies. This move, which began in January 1997, is expected to be completed by June 1997.

Finally, the Company indicated that revenues in the fourth quarter were somewhat reduced compared to the third quarter due to greater than expected seasonality and clients which started later than expected in the fourth quarter, factors which are expected to be mitigated in 1997.

"While we are disappointed by these short-term results, we believe that solutions are in place that will lead to improved profitability in 1997," said Peter W. Gilson, President of Physicians Support Systems, Inc. "While it will take some time for PhyServ management to fully implement their systems and operating methodology at Spring, we believe that the PhyServ management team will provide a consistent and profitable approach to anethesiology billing nationwide. The transition of the HSI business to our Mt. Joy processing center is underway and looks very promising."

"We embarked in 1996 on an aggressive acquisition strategy and built a business with a broad scope in terms of geography, technology, client base, and services," continued Mr. Gilson. "Although we will continue to make selective acquisitions, we can now focus on the implementation on a unified approach for these excellent companies we have brought together."

Headquartered in Mt. Joy, Pennsylvania, PHSS is a leading provider of business management services to hospitals and hospital-affiliated physicians, including accounts receivable, financial, administrative, strategic and information support services.

This press release contains forward-looking statements that involve a number of risks and uncertainties. Actual results may differ materially as a result of risks facing the Company. These risks include the ability of PHSS to grow internally or by acquisitions, political and regulatory pressures or changes, the ability of the Company to integrate acquired businesses into the PHSS group of companies, the ability of PhyServ to assimilate Spring, the successful transition of HSI's business to the Company's other processing centers, competitive action by other companies, changing conditions in the healthcare industry and other risks referred to in the Company's periodic reports and registration statement filed with the Securities and Exchange Commission.

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